Exhibit 99.1

Avalon GloboCare Corp. Completes Acquisition of Executive Center Property in Freehold, New Jersey

Freehold, NJ — May 9, 2017- Avalon GloboCare Corp. (OTCQB: AVCO) (www.avalon-globocare.com), an intelligent cell-based biotechnology developer and healthcare service provider, announced today the completion of its purchase of the Freehold Executive Center, a three-story property located at 4400 Highway 9 in Freehold, New Jersey. The property, a modern 64,000 square foot class A office building, will serve as Avalon GloboCare’s new worldwide headquarters and will continue to house the existing tenants. Archivista Realty, LLC and LaRocca, Hornik, Rosen, Greenberg and Blaha Esquires represented Avalon-GloboCare in the transaction.

David Jin, M.D., Ph.D., President and CEO of Avalon GloboCare stated, “We are very pleased to have acquired this property as we feel it will be a valuable asset to Avalon, as a home for our management team, an attractive location for future talents to join our work force, and as an investment for our shareholders. We chose this particular site following a lengthy search as we felt that this location was geographically centered making the Company accessible to New York, New Jersey and Pennsylvania based healthcare providers, hospitals, pharmaceutical firms and major university research centers. This headquarters will serve as a key fundamental piece of our overall plan and act as a facilitator of our vision of continuing to build a global network of healthcare facilities and services for the medical communities we serve”.

The company is planning a ribbon cutting ceremony and open house in the Third Quarter of 2017.

ABOUT AVALON GLOBOCARE CORP.

Avalon GloboCare Corp. (OTCQB: AVCO) is a global intelligent biotech developer and healthcare service provider dedicated to promote and empower high impact, disruptive cell-based technologies and their clinical applications, as well as healthcare facility management through its core platforms, namely “Avalon Cell” and “Avalon Rehab.” In addition, AVCO provides strategic advisory and outsourcing services to facilitate and enhance their clients’ growth, development, as well as competitiveness in both domestic and global healthcare markets. AVCO also engages in the management of stem cell banks and specialty clinical laboratories.

Forward-Looking Statements

Certain statements contained in this press release may constitute "forward-looking statements".  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

Contact Information

Avalon Globocare Corp.

83 South Street, Suite 101

Freehold, New Jersey 07728

PR@Avalon-GloboCare.com